Exhibit 10.1

SETTLEMENT AGREEMENT

This agreement is dated March 1, 2023.

Parties

(1)
Venus Concept UK Limited, incorporated and registered in England and Wales with company number 9544725 whose office is at 4th floor 1 Farriers Yard 77-85 Fulham Palace Road, London W6 8JA  (Company / we / us / our)

(2)	Soeren Maor Sinay of [****] (Employee / you)

BACKGROUND

(A)	You have been employed by us from September 1, 2017, most recently as Chief Operating Officer of Venus Concept Inc. under a contract dated August 6, 2019, as amended.

(B)	Your employment with us shall terminate on March 6, 2023.

(C)
The parties have entered into this agreement to record and implement the terms on which they have agreed to settle any claims that you have or may have in connection with your employment or its termination or otherwise against us, our parent(s), subsidiaries and affiliates, or our officers, employees or workers (collectively, “Venus Concept”), whether or not those claims are, or could be, in the contemplation of the parties at the time of signing this agreement, and including, in particular, the statutory complaints that you raise in this agreement.

(D)	The parties intend this agreement to be an effective waiver of any such claims and to satisfy the conditions relating to settlement agreements in the relevant legislation.

Agreed terms

1.	Interpretation

The following definitions and rules of interpretation apply in this agreement.

1.1	Definitions:

Adviser: Josephine Cullen of Edwards Duthie Shamash Solicitors, 12 Baylis Road, Waterloo, London SE1 7AA.

Board: the board of directors of the Company (including any committee of the board duly appointed by it).

Confidential Information: information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) relating to Venus Concept’s business, products, affairs and finances or for the time being confidential to us and trade secrets including, without limitation, technical data and know-how relating to Venus Concept’s business or any of its suppliers, clients, customers, agents, distributors, shareholders or management, including (but not limited to) information that you created, developed, received or obtained in connection with your employment, whether or not such information (if in anything other than oral form) is marked confidential.

Copies:copies or records of any Confidential Information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) including, without limitation, extracts, analysis, studies, plans, compilations or any other way of representing or recording and recalling information which contains, reflects or is derived or generated from Confidential Information.

FCA: Financial Conduct Authority.

PRA: Prudential Regulation Authority.

RegulatoryReference Rules: the rules on the provision of regulatory references as set out in the PRA Rulebook and Supervisory Statements and/or the FCA Handbook (as amended from time to time) or as otherwise prescribed by the PRA and/or the FCA and/or any other relevant supervisory authority from time to time.

1.2	The headings in this agreement are inserted for convenience only and shall not affect its construction.

1.3
A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.5	The Schedules shall form part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the Schedules.

2.	Arrangements on Separation

2.1
Your employment with us shall terminate on March 6, 2023 (“Separation Date”). Until the Separation Date you will continue to perform your normal duties and we shall pay you your salary and provide contractual benefits up to the Separation Date in the usual way, save for a period of four weeks immediately prior to the Separation Date during which you shall be engaged on special project duties as Senior Advisor to Venus Concept as agreed on a part-time basis at 50% of your contractual hours and accordingly remunerated at 50% of your salary.

2.2	In accordance with Section 3 of your Employment Agreement, the Company will pay to you, subject to the normal PAYE deductions:

(i)	five (5) weeks’ notice in the amount of £25,385. This sum is the Post-Employment Notice Payment within the meaning of 402D(1) of the Income Tax (Earnings & Pensions) Act 2003 (ITEPA).

(ii)	£23,018.77 in consideration of 22.67 accrued but unused leave entitlement.

2.3	Payment of your notice and holiday set out in clauses 2.2 (i) and (ii) above will be paid in the normal payroll run on or around 21 April 2023.

2.4	In addition, your contractual health benefits will be continued for a period of twelve (12) months post Separation Date.

2.5	The payments and benefits in this Clause 2 shall be subject to the income tax and National Insurance contributions that we are obliged by law to pay or deduct.

2.6	You shall submit on or before the Separation Date your expenses claims in the usual way and we shall reimburse you for any expenses properly incurred before the Separation Date in the usual way.

2.7	We shall deduct from the sums due under this Clause 2 any outstanding sums due from you to Venus Concept.

2.8
We shall calculate and thereafter make a payment to you in respect of any pro-rated entitlement to Q4 FY2022 in respect of our annual discretionary bonus scheme. For the avoidance of doubt, there is no guarantee that a payment will be due to you in this regard, however you shall be considered and treated the same as other employees in employment eligible to participate in the scheme.

2.9
Your granted and unvested options issued under the Venus Concept Ltd. 2010 Employee Share Option Plan and/or the Venus Concept Inc. 2019 Incentive Award Plan, including Restricted Stock Units granted in March 2022, will continue to vest until June 15, 2024 (“Continued Vesting Period”) in addition to those which have already vested and thereafter you will have a period of three months following the conclusion of the Continued Vesting Period to exercise all vested options.

3.	Pension

3.1	The Company will pay £3,400 being the agreed shortfall of employer contributions to your personal pension scheme with Standard Life by the Separation Date.

4.	Separation Payment

4.1
Subject to you complying with the terms of this agreement, we will pay you £30,000.00 (thirty thousand pounds) (the “Separation Payment”).  The Separation Payment will be paid in the normal payroll run on or around 21 April 2023 or of receipt by us of a signed copy of this agreement and the signed certificate from the Adviser which is set out at Schedule 2 herein, whichever is the later.

4.2
The parties believe that the Separation Payment is not subject to tax or National Insurance as a termination award under the threshold within the meaning of sections 402A(1) and 403 of Income Tax (Earnings and Pensions) Act 2003 (ITEPA).  No part of the Separation Payment is taxable as Post-Employment Notice Pay.

4.3
We will also pay you a settlement payment of £233,615 (two hundred and thirty three thousand six hundred and fifteen pounds) (the “Settlement Payment”) on or around 19 May 2023 into your Barclays Bank, sort code 20-26-88 account number 83398439 bank account. The Settlement Payment will be made free of any PAYE deductions and/or withholdings on the condition of your non-domiciled UK tax status and your election to pay tax on the remittance basis.

4.4	You agree to indemnify us any further tax and/or employee’s National Insurance contributions and withholdings due in respect of the Separation Payment and Settlement Payment.

5.	Waiver of claims

5.1
You agree that the terms of this agreement are offered in full and final settlement of all and any claims or rights of action of any kind whatever, wherever and however arising that you have or may have against Venus Concept or its officers, employees or workers arising directly or indirectly out of or in connection with your employment with us its termination or otherwise, whether under common law, contract, statute or otherwise, whether such claims, including, but not limited to, the circumstances giving rise to them or their legal basis, are, or could be, known to the parties or in their contemplation at the date of this agreement in any jurisdiction and including, but not limited to, the claim[s] specified in Schedule 1 (each of which is waived by this clause).

5.2	The waiver in clause 5.1 shall not apply to the following:

(a)	any claims by you to enforce this agreement; and

(b)	any claims in relation to accrued entitlements under the Pension Scheme.

(c)
any circumstances or injuries which may give rise to a personal injury claim against the Company (save for any claim for personal injury over which the Employment Tribunal has jurisdiction).  You warrant that you are not aware of any personal injury claim (or any circumstances which may give rise to one) subsisting at the date of this agreement.

5.3	You warrant that:

(a)
before entering into this agreement you received independent advice from the Adviser as to the terms and effect of this agreement and, in particular, on its effect on your ability to pursue the claims specified in Schedule 1 to this agreement;

(b)
the Adviser has confirmed to you that they are a solicitor holding a current practising certificate and that there is in force a policy of insurance covering the risk of a claim by you in respect of any loss arising in consequence of their advice;

(c)	the Adviser shall sign and deliver to us a letter in the form attached as Schedule 2 to this agreement;

(d)	before receiving the advice, you disclosed to the Adviser all facts and circumstances that may give rise to a claim by you against Venus Concept, its officers, employees or workers;

(e)
We agree to contribute up to the sum of £1,500.00 (one thousand five hundred pounds) (which sum is exclusive of VAT but inclusive of disbursements) towards your legal fees incurred in relation to this agreement following receipt by us of a VAT invoice rendered to you and marked as payable by Venus Concept UK Limited;

(f)
We agree to contribute up to the sum of £500 (five hundred pounds) (which sum is exclusive of VAT but inclusive of disbursements) towards tax advice incurred in relation to this agreement following a receipt by us of a VAT invoice rendered to you and marked as payable by Venus Concept UK Limited and;

(g)	you are not aware of any facts or circumstances that may give rise to any claim against us, Venus Concept or its officers, employees or workers other than those claims specified in clause 5.1.

You acknowledge that we acted in reliance on these warranties when entering into this agreement.

5.4
You acknowledge that the conditions relating to settlement agreements under section 147(3) of the Equality Act 2010, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, section 203(3) of the Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998, section 49(4) of the National Minimum Wage Act 1998, regulation 41(4) of the Transnational Information and Consultation etc. Regulations 1999, regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, regulation 40(4) of the Information and Consultation of Employees Regulations 2004, paragraph 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006, regulation 62 of the Companies (Cross Border Mergers) Regulations 2007 and section 58 of the Pensions Act 2008 have been satisfied.

5.5
The waiver in clause 5.1 shall have effect irrespective of whether or not, at the date of this agreement, you are or could be aware of such claims or have such claims in your express contemplation (including such claims of which you become aware after the date of this agreement in whole or in part as a result of new legislation or the development of common law or equity).

5.6
You agree that, except for the payments and benefits provided for in this agreement, and subject to the waiver in clause 5.1, you shall not be eligible for any further payment from Venus Concept relating to your employment or its termination and you expressly waive any right or claim that you have or may have to payment of bonuses (save for that mentioned at clause 2.7 herein), any benefit or award programme, under any share plan operated by Venus Concept or any stand-alone share incentive arrangement, or to any other benefit, payment or award you may have received had your employment not terminated or for any compensation for the loss of any such benefit, payment or award.

6.	Employee indemnities

6.1
You shall indemnify us on a continuing basis in respect of any income tax or National Insurance contributions (save for employers' National Insurance contributions) due in respect of the payments and benefits in clause 2 (and any related interest, penalties, costs and expenses). We shall give you reasonable notice of any demand for tax which may lead to liabilities on you under this indemnity and shall provide you with reasonable access to any documentation you may reasonably require to dispute such a claim (provided that nothing in this clause shall prevent us from complying with our legal obligations with regard to HM Revenue and Customs or other competent body).

6.2
If you breach any material provision of this agreement or pursue a claim against us, or Venus Concept arising out of your employment or its termination other than those excluded under clause 4, you agree to indemnify us and Venus Concept for any losses suffered as a result thereof, including all reasonable legal and professional fees incurred.

7.	Company property and information

7.1	You shall, before the Separation Date, warrant as at the date of this agreement, that you have returned to us:

(a)	all Confidential Information and Copies;

(b)
all property belonging to us in satisfactory condition including (but not limited to) any car (together with the keys and all documentation relating to the car), fuel card, company credit card, keys, security pass, identity badge, mobile telephone, pager, lap-top computer or fax machine; and

(c)
all documents and copies (whether written, printed, electronic, recorded or otherwise and wherever located) made, compiled or acquired by you during your employment with us or relating to Venus Concept’s business or affairs or business contacts, in your possession or under your control.

7.2
You shall, as at the date of this agreement, warrant that you have erased irretrievably any information relating to Venus Concept’s business or affairs or business contacts from computer and communications systems and devices owned or used by you outside our premises, including such systems and data storage services provided by third parties (to the extent technically practicable) UNLESS directed by Venus Concept not to do so.

8.	Employee warranties and acknowledgments

8.1
As at the date of this agreement, you warrant and represent to us that there are no circumstances of which you are aware or of which you ought reasonably to be aware that would amount to a repudiatory breach by you of any express or implied term of your contract of employment that would entitle (or would have entitled) us to terminate your employment without notice or payment in lieu of notice and any payment to you pursuant to clause 2.

8.2
You agree to make yourself available to, and to cooperate with, us or our advisers in any internal investigation or administrative, regulatory, judicial or quasi-judicial proceedings. You acknowledge that this could involve, but is not limited to, responding to or defending any regulatory or legal process, providing information in relation to any such process, preparing witness statements and giving evidence in person on our behalf. We shall schedule any assistance at times that do not interfere with your employment or other business activities.  We shall reimburse any reasonable expenses that you incur as a consequence of complying with your obligations under this clause, provided that such expenses are approved in advance by us.

8.3
You acknowledge that you are not entitled to any compensation for the loss of any rights or benefits under any bonus plan, benefit or award programme, share plan or any stand-alone share incentive arrangement, or for loss of any other benefit, payment or award you may have received had your employment not terminated other than the payments and benefits provided for in this agreement.

9.	Resignation from offices

9.1
You acknowledge that you have resigned from your position as Chief Operating Officer and shall resign immediately from any other office, directorship or position that you hold in or on Venus Concept’s behalf.

10.	Director’s & Officers’ Liability Insurance

10.1
The Company will maintain, or will procure that a Group Company maintains, for so long as it maintains a policy in respect of its directors generally, directors’ and officers’ liability insurance in respect of the period during which you were a director of the Company or by Group company, at not less than the level of cover for other individuals who were also directors of the same entity at the Separation Date.

11.	Restrictive covenants

11.1	You acknowledge that the post-termination restrictions in clause 4 of your Employment Agreement will continue to apply after the Separation Date.

12.	Confidentiality and announcements

12.1
You acknowledge that, as a result of your employment as Chief Operating Officer, you have had access to Confidential Information. Without prejudice to your common law duties, and subject to Clause 6, you shall not at any time after the Separation Date:

(a)	use any Confidential Information;

(b)	make or use any Copies; or

(c)	disclose any Confidential Information to any person, company or other organisation whatsoever.

12.2	The restrictions in clause 12.1 do not apply to any Confidential Information which is in or comes into the public domain other than through your unauthorised disclosure.

12.3	The parties confirm that they have kept and agree to keep the existence and terms of this agreement confidential, save only to the extent disclosure is required by law.

12.4
You shall not make any adverse or derogatory comment about us or Venus Concept or our officers, employees or workers and you shall not do anything which shall, or may, bring [us Venus Concept or our officers, employees or workers into disrepute. We shall not authorise or encourage any of our officers, employees or workers to make any adverse or derogatory comment about you or to do anything that shall, or may, bring you into disrepute.

12.5	The parties are permitted to make a disclosure or comment that would otherwise be prohibited by clause 12.3 and clause 12.4 if, where necessary and appropriate:

(a)	in your case, you make it to:

(i)	your spouse, civil partner or partner or immediate family provided that they agree to keep the information confidential;

(ii)
any person who owes you a duty of confidentiality (which you agree not to waive) in respect of information you disclose to them, including your legal or tax advisers or persons providing you with medical, therapeutic, counselling or support services;

(iii)	your insurer for the purposes of processing a claim for loss of employment; or

(iv)	any government benefits agency for the purposes of you making a claim for benefits;

(b)	in our case, we make it to:

(i)	the U.S Securities and Exchange Commission (the “SEC”), as required;

(ii)	our officers, employees or workers provided that they agree to keep the information confidential; or

(iii)	any person who owes us a duty of confidentiality (which we agree not to waive) in respect of information we disclose to them, including, our legal, tax, compliance or other professional advisers.

12.6	Nothing in this clause 10 shall prevent you or any of our officers, employees, workers or agents from making a protected disclosure under section 43A of the Employment Rights Act 1996.

12.7	Nothing in this clause 10 shall prevent you or us (or any of our officers, employees, workers or agents) from:

(a)	reporting a suspected criminal offence to the police or any law enforcement agency or co-operating with the police or any law enforcement agency regarding a criminal investigation or prosecution;

(b)	doing or saying anything that is required by HMRC or a regulator, ombudsman or supervisory authority, including the FCA and the PRA;

(c)
whether required to or not, making a disclosure to, or co-operating with any investigation by, HMRC or a regulator, ombudsman or supervisory authority regarding any misconduct, wrongdoing or serious breach of regulatory requirements (including giving evidence at a hearing);

(d)	complying with an order from a court or tribunal to disclose or give evidence;

(e)	disclosing information to HMRC for the purposes of establishing and paying (or recouping) tax and National Insurance liabilities arising from your employment or separation; or

(f)	making any other disclosure as required by law and/or the Regulatory Reference Rules.

13.	Entire agreement

Each party on behalf of itself and, in our case, as agent for Venus Concept, acknowledges and agrees with the other party that:

(a)
this agreement constitutes the entire agreement between the parties and supersedes and extinguishes all agreements, promises, assurances, warranties, representations and understandings between them whether written or oral, relating to its subject matter;

(b)	in entering into this agreement it does not rely on any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this agreement; and

(c)	it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this agreement.

14.	Variation

No variation of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

15.	Third party rights

Except as expressly provided elsewhere in this agreement, no person other than you and Venus Concept shall have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement.

16.	Governing law

This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

17.	Jurisdiction

Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

18.	Subject to contract and without prejudice

This agreement shall be deemed to be without prejudice and subject to contract until such time as it is signed by both parties and dated, when it shall be treated as an open document evidencing a binding agreement.

19.	Counterparts

This agreement may be executed in any number of counterparts, each of which shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

This agreement has been entered into on the date stated at the beginning of it.

Schedule 1 – Claims

The following claims arising from the Employee’s employment or the termination of employment:

1.	Under the Trade Union and Labour Relations (Consolidation) Act 1992 (TULRA):

(a)	sections 68 (deduction of unauthorised subscriptions)

(b)	section 86 (exemption or objection to contributing to political fund)

(c)	section 137 (refusal of employment on grounds related to union membership)

(d)	section 145A (inducements relating to union membership or activities)

(e)	section 145B (inducements relating to collective bargaining)

(f)	section 146 (detriment on grounds related to union membership or activities)

(g)	section 152 (dismissal on grounds related to union membership or activities)

(h)	section 153 (selection for redundancy on grounds related to union membership or activities)

(i)	section 168 (time off for carrying out trade union duties)

(j)	section 168A (time off for union learning representatives)

(k)	section 169 (payment for time off for union learning representative activities)

(l)	section 170 (time off for trade union activities)

(m)	section 191 (termination of employment during protected period)

(n)	section 192 (failure to pay remuneration under a protective award)

(o)	sections 238 and 238A (dismissal connected to industrial action)

(p)	paragraph 156 of Schedule A1 (detriment on grounds related to union recognition, bargaining or voting)

(q)	paragraph 161 of Schedule A1 (dismissal on grounds related to union recognition, bargaining or voting)

(r)	paragraph 162 of Schedule A1 (selection for redundancy on grounds related to union recognition, bargaining or voting)

2.	Under the Employment Rights Act 1996 (ERA):

(a)	section 8 (right to itemised pay statement)

(b)	section 13 (right not to suffer unauthorised deductions)

(c)	section 15 (right not to have to make payments)

(d)	section 28 (right to guarantee payment)

(e)	Part V (protection from suffering detriment)

(f)	Part VI (time off work)

(g)	Part VII (suspension from work)

(h)	section 63F (request in relation to training and study)

(i)	section 80(1) (in relation to the postponement, attempted prevention or prevention of parental leave)

(j)	sections 80F and 80G (duties in relation to an application for a change in terms and conditions of employment for flexible working)

(k)	section 92 (right to written statement of reasons for dismissal)

(l)	Part X (unfair dismissal)

(m)	section 135 (right to a redundancy payment)

3.	Any claim under the Protection from Harassment Act 1997

4.	Under the National Minimum Wage Act 1998:

(a)	section 10 (worker’s right of access to records)

(b)	section 23 (right not to suffer a detriment)

5.	Under section 10 (right to be accompanied) of the Employment Relations 1999

6.	Under Part 5 of the Equality Act 2010:

(a)	Direct discrimination;

(b)	Discrimination arising from disability

(c)	Indirect discrimination

(d)	In respect of the duty to make adjustments

(e)	Harassment

(f)	Victimisation

(g)	In relation to the:

(i)	effect of a non-discrimination rule

(ii)	effect, or a breach, of an equality clause or rule

(iii)	enforceability of a contractual or non-contractual term

7.	That the Employer instructed, caused, induced or knowingly aided any act which is unlawful under the Equality Act 2010.

8.	Under the Working Time Regulations 1998:

(a)	regulations 10(1) and (2) (daily rest)

(b)	regulations 11(1), (2) and (3) (weekly rest period)

(c)	regulation 12(1) and (4) (rest breaks)

(d)	regulation 13 (entitlement to annual leave)

(e)	regulation 13A (entitlement to additional annual leave)

(f)	regulation 14(2) (entitlement to compensation related to entitlement to leave where worker’s employment terminated during leave year)

(g)	regulation 16(1) (payment in respect of periods of annual leave)

(h)	regulation 24 (compensatory rest where worker required to work during rest period or rest break)

(i)	regulation 24A (adequate rest for mobile workers where relevant parts of regulations 10, 11 and 12 are excluded)

(j)	regulation 27(2) (compensatory rest for young workers where there has been a force majeure)

(k)	regulation 27A(4)(b) (compensatory rest for young workers under other exceptions)

9.	Under regulation 19 (detriment relating to pregnancy, maternity or parental leave) of the Maternity and Parental Leave etc Regulations 1999.

10.	Under the Transnational Information and Consultation Regulations 1999:

(a)	regulation 25 (right to time off for members of a European Works Council)

(b)	regulation 26 (right to remuneration for time off)

(c)	regulation 31 (right not to suffer a detriment)

11.	Under the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000:

(a)	regulation 5 (less favourable treatment on the grounds of being a part-time worker)

(b)	regulation 7(2) (right not to be subjected to a detriment)

12.	Under the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002:

(a)	regulation 3 (less favourable treatment on the grounds of being a fixed-term employee)

(b)	regulation 6(2) (right not to be subjected to a detriment)

(c)	regulation 8 (successive fixed-term contracts)

(d)	regulation 9 (right to receive written statement of variation)

13.	Under regulation 28 (detriment relating to paternity or adoption leave) of the Paternity and Adoption Leave Regulations 2002

14.	Under the Information and Consultation if Employees Regulations 2004:

(a)	regulation 27 (right to time off for information and consultation representatives)

(b)	regulation 28 (right to remuneration for time off)

(c)	regulation 32 (right not to suffer a detriment)

15.	Under regulation 13 (duty to inform and consult representatives) of the Transfer of Undertakings (Protection of Employment) Regulations 2006

16.	Under the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006:

(a)	schedule, para. 2 (right to time off for functions as a representative)

(b)	schedule, para. 3 (right to remuneration for time off for functions as a representative)

(c)	schedule, para. 8 (right not to be subject to a detriment)

17.	Under the Companies (Cross-Border Mergers) Regulations 2007:

(a)	regulation 43 (right to time off for members of special negotiating body etc.)

(b)	regulation 44 (right to remuneration for time off in capacity as member of special negotiating body)

(c)	regulations 49 or 50 (right not to be subject to a detriment)

18.	Under the European Public Limited-Liability Company (Employee Involvement) (Great Britain) Regulations 2009:

(a)	regulation 26 (time off for membership of a special negotiating body)

(b)	regulation 27 (remuneration for time off)

(c)	regulation 31 (detriment for membership of a special negotiating body)

19.	Under the Employment Relations Act 1999 (Blacklists) Regulations 2010:

(a)	regulation 5 (refusal of employment relating to a prohibited list)

(b)	regulation 6 (refusal of employment agency services relating to a prohibited list)

(c)	regulation 9 (detriment relating to a prohibited list)

20.	Under regulation 33 (detriment relating to additional paternity leave) of the Additional Paternity Leave Regulations 2010

21.	For personal injury (except any latent personal injury

22.	For breach of contract

In relation to notice or pay in lieu of notice.

Schedule 2 - Adviser’s Certificate

I can confirm that:

I am a relevant independent adviser within the meaning of the legislation referred to in the agreement.

I advised Soeren Maor Sinay (‘the Employee’) on the terms and effect of the agreement between him and Venus Concept UK Limited and, in particular, its effect on his ability to pursue the claims specified in Schedule 1 of this agreement.

At the time that I provided advice to the Employee, a contract of insurance, or an indemnity provided for members of a professional body, covering the risk of a claim by the Employee in respect of loss arising as a consequence of my advice was in force.

Signed: [ /s/ J.M.Cullen ]

Adviser’s organisation: [ Edwards Duthie Shamash ]

Address of Adviser’s organisation: [ 12 Baylis Road, Waterloo, London SE1 7AA ]

Signed by Rajiv De Silva for and on behalf of Venus Concept UK Limited	/s/ Rajiv De Silva
Chief Executive Officer, Venus Concept Inc.

Signed by Domenic Della Penna for and on behalf of Venus Concept UK Limited	/s/ Domenic Della Penna
Chief Financial Officer, Venus Concept Inc.

Signed by Soeren Maor Sinay	….. /s/ Søren Maor Sinay.